Exhibit 2.6

Translation from Spanish by a certified expert

BEARER SECURITY

FOR DEBT SECURITIES

GRUPO AEROPORTUARIO DEL CENTRO NORTE, S.A.B. DE C.V.

OMA 22-2L

By means of this Security (as such term is defined below), Grupo Aeroportuario del Centro Norte, S.A.B. de C.V. (hereinafter "OMA" or the "Issuer", indistinctly), according to the terms and conditions of section "Principal Redemption of the Debt Securities" set forth below, at the place of payment referred to below, unconditionally agrees to pay the amount of $2,300,000,000.00 (two billion three hundred million Pesos 00/100 Mexican Currency).

The Debt Securities corresponding to this Issue (as such term is defined below) correspond to the type referred to in Article 62 Section I of the Securities Market Law. This Security evidence 23,000,000 (twenty-three million) debt securities, with a par value of $100.00 (One Hundred Pesos 00/100 Mexican Currency) each (the "Debt Securities").

This Security is issued for administration purposes with S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V., thus evidencing holding of the Debt Securities by such  institution and the performance of any action assigned to the securities deposit institutions, which under the applicable laws must be performed only by any Institutions established for Deposit of Securities, with no greater responsibility for S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. than that established for such Institutions in the Securities Market Law.

This Security is issued under the Program (as such term is defined below) of OMA´s Debt Securities authorized by the Comisión Nacional Bancaria y de Valores, through official communication No. 153/10026393/2021 dated April 13, 2021, in the amount of up to $15,000,000,000.00 (fifteen billion Pesos 00/100 Mexican Currency), provided however that the aggregate amount of the issues at any time may not exceed the issuance amount of Debt Securities. This Issue corresponds to the fourth Issue under the Program referred to above, marked with registration number 3056-4.15-2021-003-04 according to the provisions of official letter 153/2728/2022 dated March 25, 2022.

These Debt Securities shall have a term of 2,548 (two thousand five hundred forty-eight) days, equivalent to approximately 7 (seven) years, and shall accrue interest in accordance with the provisions of section "Interest Payment Period" of this Security, and if they are not redeemed, at a gross annual interest on their nominal value, in accordance with the provisions of section "Interest Rate; Calculation of Interest".

RATING GRANTED BY FITCH MEXICO, S.A. DE C.V., TO THE SECURITIES ISSUED: "AAA (mex)", the highest rating assigned by the rating agency in its national scale for that country. This rating is assigned to issuers or obligations with the lowest default risk expectation to other issuers or obligations in the same country. The rating assigned does not constitute an investment recommendation and may be subject to updates at any time, under the methods of the rating agency.

RATING GRANTED BY MOODY'S DE MÉXICO, S.A. DE C.V., TO THE SECURITIES CERTIFICATES: "Baa1" in global scale and "Aaa.mx" in national scale", meaning that issuers or issues rated Aaa.mx show the strongest creditworthiness and the lowest probability of loss to other issuers or issues in the country. This is the highest rating on Mexico's National Long-Term Scale, granted by Moody's de México, S.A. de C.V. The rating does not constitute an investment recommendation and may be subject to updates at any time, under the methods of such rating agency.

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I. DEFINITIONS

The following terms shall have the meaning provided for each hereinbelow, and such meaning shall be applicable both to the singular and plural form.

“Total Consolidated Assets” means, with respect to the Issuer, at any time, the amount evidenced in the consolidated financial statements of the Issuer and its Subsidiaries under the heading of assets, determined as a whole, in accordance with the IFRS

“Affiliates” means any person or group of persons under the direct or indirect common control of such person or persons.

“Guarantors” means Aeropuerto de Culiacan, S.A. de C.V., Aeropuerto de Chihuahua, S.A. de C.V., and Aeropuerto de Monterrey, S.A. de C.V., which shall guarantee payment of the principal and interest of the Debt Securities in the terms described in this Security.

“Minimum Guaranty” means that, on the last day of each corporate period, the EBITDA of the Guarantors, plus that of the Issuer individually, represents at least 80% (eighty percent) of the Consolidated EBITDA for such corporate period. For purposes of clarity, the foregoing calculation shall be made considering the consolidated subsidiaries of each Guarantor, as applicable, based on the annual consolidated financial statements of each, consolidated for such corporate period.

“Independent Bank” means any Mexican credit institution managing fixed interest Federal Government Development Bonds in the primary market, and which is selected by the Issuer at its sole discretion.

“Exchange” means the BMV, or any substitute stock exchange on which the Debt Securities can be listed.

“BMV” means Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange)

“Advanced Maturity Event” has the meaning assigned to such term in the “Advanced Maturity Event” section of this Security.

“Debt Securities” has the meaning assigned to such term in the preamble to this Security.

“CNBV” means National Banking and Securities Commission

“Sole Issuers Circular” means the General Provisions Applicable to any Issuers of Securities and other Stock Market Participants, delivered by the CNBV and published in the Official Daily of the Federation on March 19, 2003, as amended from time to time.

“Concessions” means the concessions which the Ministry of Communications and Transport granted to the subsidiaries of the Issuer on June 29, 1998, and the amendment thereto dated September 12, 2000, to administer, operate, and exploit the Acapulco Airport, the Ciudad Juárez Airport, the Culiacan Airport, the Chihuahua Airport, the Durango Airport, Mazatlán Airport, Monterrey Airport, the Reynosa Airport, the San Luis Potosí Airport, the Tampico Airport, the Torreon Airport, the Zacatecas Airport and the Zihuantanejo Airport, for a period of 50 years counted as from November 1, 1998.

“Technical Assistance and Transfer of Technology Agreement” means the Technical Assistance and Transfer of Technology Agreement dated June 14, 2000, entered by and between Servicios de Tecnología Aeroportuaria S.A. de C.V., the Issuer and some subsidiaries thereto (as already, and as may be further amended, from time to time).

“Debt” means, with respect to any person, without duplication (i) any obligations of such person arising from borrowed money; (ii) any obligations of such person evidenced by bonds, debt securities. promissory notes or similar credit instruments; (iii) any obligations of such person to defer the purchase price of goods or services (other than accounts payable arising during the regular course of business); (iv) the entire Debt of third parties secured by a lien established over assets belonging to such person, whether or not such person has assumed such Debt (for the effects of this insert, the Amount of the Debt cannot exceed the unpaid balance of  the guaranteed Debt, notwithstanding the value of the encumbered assets; (v) the guarantees granted by such person with respect to the Debt of third parties (for the effects of this insert, the amount of the Debt cannot exceed the unpaid balance of the guaranteed Debt, notwithstanding the value of the guarantees); (vi) any financial leasing obligations of such secured Debt, (vii) any obligations of such person in transactions where there exists a commitment to sell an asset, personal property or real estate, and lease such asset, and another asset which would be used for the same purposes as those under of the asset sold; (viii) any net or contingent obligations of such person arising from any obligation for derived obligations; and (ix) any obligations, whether or not contingent, of such person to reimburse to any other person amounts paid under letters of credit, guarantees of credit and banker´s acceptances.

"Banamex Debt" means the Issuer´s debt with Banco Nacional de México, S.A., a member of Grupo Financiero Banamex, in the amount of $1,000,000,000.00 (one billion pesos 00/100 Mex. Cy.), assumed on December 23, 2021, at a weighted average annual interest rate of 28-day TIIE plus 100 basis points, maturing on June 23, 2022, which was mainly used to capitalize several of the Issuer's subsidiaries, and for working capital and to strengthen the Issuer's liquidity.

"Existing Debt" means the joint reference to the Banamex Debt, the HSBC Debt, and the Santander Debt.

"HSBC Debt" means the Issuer´s debt with HSBC Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero HSBC (HSBC México), which is guaranteed by the Guarantors, in the amount of $900,000,000.00 (nine hundred million pesos 00/100 Mex. Cy.), assumed on December 23, 2021, at an annual weighted average interest rate of 90-day TIIE plus 50 basis points, maturing on June 24, 2022, which was mainly used to capitalize several of the Issuer's group subsidiaries, as well as for working capital and to strengthen the Issuer's liquidity.

“Material Debt” means any Debt (other than the obligations from Debt Securities identified under ticker symbol OMA 22L) of the Issuer or any of the guarantors, the principal amount of which (individually or as a whole) exceeds US$20,000,000.00 (twenty million dollars 00/100, currency of the United States of America), or its equivalent in another currency.

"Santander Debt" means the Issuer´s debt with Banco Santander Mexico, S.A., Institución de Banca Múltiple, Grupo Financiero Santander Mexico in the amount of $800,000,000.00 (eight hundred million pesos 00/100 Mex. Cy.), assumed on December 27, 2021, at a weighted average annual interest rate of 28-day TIIE plus 155 basis points, maturing on June 27, 2022, which was mainly used to capitalize several subsidiaries of the Issuer's group, as well as for working capital and to strengthen the Issuer's liquidity.

“Business Day” means any day other than Saturday or Sunday or an official holiday, on which multiple banking institutions shall keep their offices open to the public, in accordance with the calendar periodically published by the CNBV.

“Dollars” means the currency of the United States of America.

“Issue” means the issue of the Debt Securities to which this Security refers.

“Issue of the so-called “M Bono Comparable” means any issue of Fixed Interest Federal Government Development Bonds which appear published on the web page of any price provider or similar service provider, selected by the Independent Bank, having a maturity comparable or interpolated to a term equivalent to the period between the anticipated redemption date determined for the Debt Securities and the Maturity Date of the Debt Securities, to be selected based on recognized financial practices for the valuation of corporate debt issues comparable to this Issue, in accordance with the information provided by the corresponding price supplier.

“Issuer” has the meaning assigned to such term in the preamble to this Security.

“Date of Issue” means March 31, 2022.

“Date of Book Closure” means March 29, 2022.

“Maturity Date” means March 22, 2029.

"Sustainability Performance Objective Observation Date" December 31, 2025.

"External Verifier Confirmation Date" June 30, 2026.

"Rate Adjustment Date" September 24, 2026.

“Encumbrance” or “Encumbrances” means, with respect to any asset, any mortgage, pledge, usufruct, deposit, charge, preference, or any other security interest of any kind or nature, including any purchase which is conditional or under retention of ownership.

“Indeval” means S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V.

"Key Performance Indicator" or "KPI". means Kilograms of CO2 emissions per passenger (kgCO2e/PAX).

“LGTOC” means the Negotiable Instruments and Credit Operations Law.

“LMV” means the Stock Market Law.

“Mexico” means the United Mexican States.

“Total Authorized Amount of the Program” means the amount of up to $15,000,000,000.00 (fifteen thousand million Pesos 00/100 Mexican Currency).

“NIIF or IFRS” means the International Financial Reporting Standards published by the International Accounting Standards Board.

"Compliance Notice" means the written notice delivered to the Common Agent by the Issuer, which shall include at least a confirmation by the Issuer informing that it has complied with the Sustainability Performance Target.

"Adjusted ODS" has the meaning assigned to such term in the "Sustainability Performance Target (ODS or SPT)" section of this Security.

"Fixed Adjusted ODS" has the meaning assigned to such term in the "Sustainability Performance Target (ODS or SPT)" section of this Security.

"Variable Adjusted ODS" has the meaning assigned to such term in the "Sustainability Performance Target (ODS or SPT)" section of this Security.

"ODS or SPT Sustainability Performance Target" means the CO2 Emission Reductions (KgCO2e/PAX), within tranches 1 and 2 thereof.

Name	2018 (base)	2019	2020	2021	2025 (target)
ODS 1: KgCO2e/PAX	1.53	0.69	0.47	0.30	0.65

“Interest Period” means each one of the successive interest periods into which the period of effectiveness of the Debt Securities is divided up to the Maturity Date. The first Interest Period shall commence (and include) on the Date of Issue and end (and exclude) the first Interest Payment Date. Each subsequent Interest Period shall commence (and include) on each subsequent Payment Date and end (and exclude) on the immediately following Interest Payment Date, provided that, in the event such date is a non-business day, interest shall be paid on the immediately following Business Days, calculating the respective interest by the number of calendar days which has effectively elapsed up to the Interest Payment Date, provided that the last Interest Period shall end on the Maturity Date of the Issue.

“Pesos” means pesos, Mexican currency of legal tender in Mexico.

"PPA" has the meaning assigned to such term in the "Sustainability Performance Target (ODS or SPT)" section of this Security.

“Early Redemption Price” has the meaning assigned to such term in the “Voluntary Early Redemption of Debt Securities” section of this Security.

“Price of the so-called “M Bono Comparable” means the return to maturity rate of the so-called “M Bono Comparable” Issue, quoted in writing by the Independent Bank before 14:30 hours in Mexico City, on the Third Business Days before the date under the number of depreciations determined by the Issuer for the Debt Securities.

"Sustainability-Linked Bond Principles" means those principles contained in the Sustainability-Linked Bond Principles 2020 established by the ICMA (International Capital Market Association).

“Program” means the Debt Securities Program of the Issuer authorized by the CNBV under official communication No. 153/10026393/2021 dated April 13, 2021, in an amount of up to $15,000,000,000.00 MEX. CY. (fifteen thousand million Pesos 00/100 Mexican Currency), for the issue of Debt Securities, without the combined amount of the issues in force at any date being able to exceed this amount. The Issuer can affect however many issues of Debt Securities it decides, always providing the Program continues in force, and that the unpaid balance of the current Debt Securities does not exceed the Total Authorized Amount for the Program, recorded in the National Securities Register under number 3056-4.15-2021-003-02.

"Master Development Program" means the program that the Issuer is required to submit for approval to the Ministry of Communications and Transportation every five years for each of its concessions, which must describe, inter alia, traffic forecasts for the next 15 years and detailed investment, expansion, modernization, and minor and major maintenance plans of the Issuer for the next five years. Once approved, the Master Development Programs shall become mandatory for the next five years and be an integral part of the corresponding concession; the above, in the understanding that the SCT authorized in December 2020 the Master Development Programs for each of the concession subsidiaries applicable to the 2021-2025 period. Such five-year Master Development Programs approved by the Ministry of Communications and Transportation shall be in effect from January 1, 2021, up to December 31, 2025, provided that compliance with such Programs shall be a condition precedent.

“Common Agent” means Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, or any common agent replacing same, in accordance with the provisions of this Security.

“SEDI or Electronic System” means the BMV electronic system for distribution of information called “EMISNET” (Sistema Electrónico de Comunicación con Emisoras de Valores – Electronic System for Communication with Securities Issuers), or any stock exchange replacing the BMV on which the Debt Securities may be listed.

“Subsidiary” means any corporation or entity of which the Issuer, directly or indirectly, (i) is the holder of fifty percent (50%) or more of its capital stock or shares or equity, or the holder of fifty percent (50%) or more of the voting rights thereof, or (ii) controls the administration of such corporation or entity, in any other way.

“Annual Gross Interest Rate” has the meaning assigned thereto in the “Interest Rate; Method to Calculate Interest” section hereinbelow.

"Adjusted Gross Annual Percentage Rate" has the meaning set forth under section "Interest Rate; Calculation of Interest Method" below.

“Holders” means the holders of the Current Debt Securities.

“M Bono Comparable Rate” means the annual rate equal to the six-monthly return (considering periods of 182 (one hundred and eighty) days and a year of 360 (three hundred and sixty) days at maturity or interpolated maturity (based on the number of days) of the Issue of the so-called “M Bono Comparable”, assuming an issue price of the so-called “M Bono Comparable” (expressed as a parentage over principal) equal to the Price of the so-called “M Bono Comparable”.

“Security” means this Security evidencing the Debt Securities Issue.

“EBITDA” means the profit before finance costs, taxes, depreciation, and amortization.

“Consolidated EBITDA” means the Consolidated Operating Profit (calculated prior to tax, financial costs, extraordinary costs, distribution of profits to workers) plus depreciation and redemption (to the extent this has been deducted from the operating profits), calculated in accordance with the IFRS; provided, however, that to determine the Consolidated  EBITDA with respect to any period (the “Period of Reference”), consideration shall be given on a pro forma basis to any event or events of adjustment which may have occurred since the beginning of the Period of Reference as though such event or events of adjustment had occurred (and, in the event of any disposition, the resources had been applied) on the first day of the Period of Reference. To the extent consideration is given on a proforma basis to any purchase or disposition of a company, division, or line of business, the proforma figures shall be based on the last 4 (four) complete quarters for which available relevant financial information exists.

“Consolidated Operating Profit” means the operating profit (or loss) of the Issuer and the Consolidated Guarantors on a consolidated basis, determined under the IFRS; provided that to determine it, the profit (or loss) of any person before the date on which such Guarantor (i) becomes a Subsidiary of the Issuer, (ii) merges with the Issuer or with any of its Subsidiaries, or (iii) the Issuer or any of its Subsidiaries purchases its assets, shall be excluded.

"External Verifier" means Addere Solutions S.C. or any independent provider duly accredited before the Entidad Mexicana de Acreditación, A.C., appointed by the Issuer to verify compliance with the Sustainability Performance Objective.

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II. SPECIFICATIONS OF THE ISSUE

ISSUER: Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

NUMBER OF THE ISSUE: Fourth issue under the Program.

TICKER SYMBOL: “OMA 22-2L”

AMOUNT OF THE ISSUE: Up to $2,300,000,000.00 (two thousand three hundred million Pesos 00/100 Mex. Cy.), 22L provided that the aggregate total amount of both tranches shall not exceed 4,000,000,000.00 (four billion Pesos 00/100 Mex. Cy).

DATE OF ISSUE: March 31, 2022.

PLACE OF ISSUE: Mexico City, Mexico.

PLACEMENT PRICE OF THE DEBT SECURITIES: $100.00 (One hundred Pesos 00/100 Mexican Currency).

PAR VALUE OF THE DEBT SECURITIES: The par value of each Stock Certificate shall be the amount of $100.00 (One hundred Pesos 00/100 Mexican Currency) each.

NUMBER OF DEBT SECURITIES: 23,000,000 (twenty-three million) of bearer Debt Securities evidenced by this Security.

CURRENCY: Pesos.

EFFECTIVE TERM OF THE DEBT SECURITIES: 2,548 (two thousand five hundred and forty-eight) days, equivalent to approximately 7 (seven) years.

MATURITY DATE OF THE DEBT SECURITIES: March 22, 2029.

GUARANTY: The Debt Securities shall be secured by the Guarantors, as described in this Security which, individually or in the aggregate, reach the Minimum Guaranty. At any time during the term of the Debt Securities and without the consent of the Holders´ meeting being necessary, the Issuer shall have the right to release any Guarantor from the payment obligations  held by it as such under the Debt Securities and from the right (not the obligation) of replacing any Guarantor or including new Guarantors, always providing that after such release, addition or substitution is performed, the Minimum Guaranty is complied with, based on the latest annual audited consolidated financial statements available from the Issuer

The Issuer shall (i) within the 5 (five) Business Days following the date on which any of the changes described in the preceding paragraph occurs,  publish a notice via SEDI or any means replacing same, describing any changes in the Guarantors in accordance with this Security and confirm that the Minimum Guaranty shall be complied with once such release, addition or substitution takes place – which shall be upon execution of the new security reflecting such release, addition or substitution of the persons considering themselves as Guarantors – and shall obtain a legal opinion of an independent lawyer (who verifies same with the letter to which article 87 of the Issuers Sole Circular refers),  which refers to the validity of the Debt Securities for the persons establishing themselves as Guarantors after such release, addition or substitution, together with the faculties of those subscribing to the new security in their name and representation (whose legal opinion shall be delivered to CNBV (with copy to the Common Agent) as part of the process for updating the process of entry of the Debt Securities in the National Securities Register), and (ii) once such notice has been published, carry out a change of security, deposit the new security with Indeval as soon as possible against delivery of the Security deposited at that time, and the new security should reflect correctly the corporations to be Guarantors under the Debt Securities as from that date.

No change in the Guarantors shall represent a novation to the obligations contained in this Security.

POTENTIAL PURCHASERS: Individuals and corporate entities when this is expressly provided within their investment system.

USE OF THE PROCEEDS: The Issuer obtained from the issuance of the Certificados Bursátiles MXN$2,300,000,000.00 MEX. CY. (Two billion three hundred million pesos 00/100 Mex. Cy.), less expenses related to the Issue, resulting in net proceeds of MXN$2,290,432,620.08 Mex. Cy (two billion two hundred ninety million four hundred thirty-two thousand six hundred twenty pesos 08/100 Mexican pesos).

The proceeds from the issuance of the Certificados Bursátiles evidenced by the Security will be distributed as follows:

(i)

MXN$1,007,216,816.56 Mex. Cy. (One thousand seven million two hundred sixteen thousand eight hundred sixteen pesos 56/100 Mex. Cy.), corresponding to 44% (forty-four percent) of the proceeds resulting from the Issue, to repay part of the Issuer's Existing Debt (as such term is defined below).

(ii)	MXN$200,000,000.00 (two hundred million pesos 00/100), corresponding to 9% (nine percent) of the proceeds resulting from the Issue, for general corporate purposes, including working capital.
(iii)

MXN$1,083,215,803.51 (one billion eighty-three million two hundred fifteen thousand eight hundred three pesos 51/100 Mex. Cy), corresponding to 47% (forty-seven percent) of the proceeds resulting from the Issue, to fund investments under the Master Development Program for each of the Issuer's thirteen airports for the period 2021-2025, authorized by the Ministry of Communications and Transportation, through the Federal Civil Aviation Agency, in November 2020.

INTEREST RATE; CALCULATION OF INTEREST METHOD:

As of the Issue Date, and as long as they are not fully redeemed, the outstanding Certificados Bursátiles shall accrue gross annual interest on their face value or unpaid balance at an annual gross interest rate of 9.35% (nine-point thirty-five percent) (the "Annual Gross Interest Rate"), which shall remain fixed during the term of the Issue. On the Book Closing Date, the Annual Gross Interest Rate adopted the Mbono 2029 rate plus a surcharge of 0.89 (zero point eighty-nine) basis points.

The Debt Securities shall bear common interest and shall include the calendar days which have effectively elapsed to the corresponding Interest Payment Date. Calculations shall be to the nearest hundredth.

To determine the amount of common interest payable on each Interest Payment Date, the Common Agent shall use the following formula:

I = [( TI ) * PL] * VN

--------------------------------

36000

Where:

I	=	Interest for the Interest Period payable on the Interest Payment Date.
TI	=	Gross Annual Interest Rate.
PL	=	Number of calendar days effectively elapsed to the respective Interest
Payment Date.
VN	=	Par value or unpaid balance of the current Debt Securities.

Interest of the Debt Securities shall be paid at the end of each Interest Period, against delivery of the corresponding evidence issued by Indeval, during the term of the Issue or, if such date falls on a non-business day, such interest payment shall be made on the following Business Day, and such interest shall be calculated by  the number of calendar days effectively elapsed up to the corresponding Interest Payment Date. In the event an Interest Payment Date is not a Business Day, such payment shall be made on the following Business Day based on the calendar provided in this Security evidencing the Issue.

The Common Agent shall inform the Issuer in writing (which can be by email) and in writing to Indeval (or by such means as it determines) at least 2 (two) Business Days in advance of the corresponding Interest Payment Date, the amount of common interest to be paid and the Gross Annual Interest Rate.  It shall likewise inform the Stock Exchange through SEDI (or the means determined by the latter) and the CNBV through STIV-2 (or the means selected by the latter) with the same frequency, the amount of interest payable and the Gross Annual Interest Rate applicable to the corresponding Interest Period and, if applicable, the principal amount payable in Pesos, the Adjusted Nominal Value per Bond, if applicable, as well as the Annual Gross Interest Rate of the Certificados Bursátiles applicable to the following Interest Period.

The Debt Securities shall cease to bear interest after the payment date, always providing that the Issuer has deposited the amount of the last redemption and, as applicable, of the corresponding interest, with Indeval before 11:00 A.M. on such date.

In the event of partial voluntary repayments of principal, the Common Agent shall use the following formula to calculate the new outstanding balance of principal of the Debt Securities:

SIP=SIP(i-1) - AM

Where:

SIP	=	Outstanding balance of principal of all Debt Securities
SIP(i-1)	=	Par value or outstanding balance of principal of all Debt Securities, on the immediately preceding date of payment (before applying the payments of principal corresponding to such date of payment).
AM	=	amount of principal payment for all the Debt Securities on the immediately preceding date of payment.

To determine the outstanding balance of principal of each Debt Security, the Common Agent shall use the following formula:

SIPI= SIP / NC

Where:

SIPI	=	Outstanding balance of each Debt Security
SIP	=	Outstanding balance of principal of all Debt Securities
NC	=	Number of current Debt Securities

The Issuer is not obligated to pay additional amounts with respect to withheld interest or any equivalent tax or contribution applicable in connection with payments made for the Debt Securities.

This Security evidencing the Debt Securities shall remain on administrative deposit with Indeval, and payment thereof shall be made at Indeval´s address in the amount corresponding to each Interest Period and against delivery of this Security or any evidence issued for such purpose by Indeval, the principal of the Debt Security shall be redeemed on the Maturity Date, unless a complete early redemption takes place.

If, with respect to any payment of interest, such interest is not paid in full, Indeval shall not be obligated, nor shall it be responsible for not delivering the respective evidence of payment until this is paid in full.

The Interest Rate of the Certificados Bursátiles will increase by 25 basis points as from the interest period beginning on September 26, 2026 (and such rate will be the "Adjusted Gross Annual Interest Rate"), unless the Issuer informs about a relevant event indicating that it has complied with the Sustainability Performance Goal, prior confirmation by the External Verifier under regular procedures and the Issuer has delivered to the Common Agent the Compliance Notice together with the External Verifier's confirmation no later than the Verifier's Confirmation Date, i.e., June 30, 2026. If the Certificados Bursátiles accrue interest at the Adjusted Gross Annual Interest Rate pursuant to the foregoing, then it will not be necessary to replace this Security, since it already provides for the application of such rate.

INTEREST PAYMENT FREQUENCY: Interest payable on the Debt Securities shall be paid every 182 (one hundred and eighty-two) days during the term of the Issue or, as applicable, on the immediately following Business Day, should any not be so, regular interest shall be paid by the number of days which have effectively elapsed to the corresponding Interest Payment Date, further to the calendar hereinbelow and on the following dates, (each,  an “Interest Payment Date”).

Period Number	Interest period start date	Interest Payment Date
1	31 de marzo de 2022	29 de septiembre de 2022
2	29 de septiembre de 2022	30 de marzo de 2023
3	30 de marzo de 2023	28 de septiembre de 2023
4	28 de septiembre de 2023	28 de marzo de 2024
5	28 de marzo de 2024	26 de septiembre de 2024
6	26 de septiembre de 2024	27 de marzo de 2025
7	27 de marzo de 2025	25 de septiembre de 2025
8	25 de septiembre de 2025	26 de marzo de 2026
9	26 de marzo de 2026	24 de septiembre de 2026
10	24 de septiembre de 2026	25 de marzo de 2027
11	25 de marzo de 2027	23 de septiembre de 2027
12	23 de septiembre de 2027	23 de marzo de 2028
13	23 de marzo de 2028	21 de septiembre de 2028
14	21 de septiembre de 2028	22 de marzo de 2029

In the event any of the foregoing Dates for Payment of Interest be a non-business day, interest shall be paid on the immediately following Business Days, the respective interest being calculated by the number of days of the corresponding Interest Period which have effectively elapse, against delivery of evidence issued by Indeval for such purposes, during the term of the Issue.

RIGHTS OF THE HOLDERS: The Debt Securities evidence, for the Holders, the right to collect the outstanding principal and interest owed by the Issuer thereof in the terms described in this Security, from their Date of Issue and until they are paid in full.

OVERDUE INTEREST: In the event of default on the prompt payment of principal of the Debt Securities, overdue interest shall replace regular interest over the outstanding balance of principal of the Debt Securities at the Gross Annual Interest Rate or Adjusted Gross Annual Interest Rate for Debt Securities plus 2 (two) percentage points.  Overdue interest shall be payable from the date the default occurs and until the principal amount has been fully paid.  The amount for overdue interest shall be paid by the wire transfer of funds, through the Common Agent, located on Avenida Paseo de la Reforma No. 284, Piso 9, Colonia Juárez, Código Postal 06600, Mexico City, or any other place which the Common Agent may have in the future and informed for such purpose by the Issuer. Any amount received by the Issuer shall be applied, firstly, to payment of overdue interest, and subsequently to payment of common interest, and any applicable premium or award, and finally to the unpaid balance of principal.

PAYMENTS: All payments during the effectiveness of the issue shall be made according to this Security's terms and conditions.  In the event any payment date is a non-business day, such payment shall be made on the following Business Day, and shall not be considered a default.

KEY PERFORMANCE INDICATOR. SUSTAINABILITY PERFORMANCE TARGET OR KPI:

Kilograms of CO2 equivalent emissions per passenger (kgCO2e/PAX).

SUSTAINABILITY PERFORMANCE TARGET (ODS OR SPT):

58% reduction in CO2 Emissions, Tranches 1 and 2  (kgCO2e/PAX) by December 31, 2025.

Name	2018 (Base)	2019	2020	2021	2025 (Target)
ODS 1: KgCO2e/PAX	1.53	0.69	0.47	0.30	0.65

The foregoing provided that (i) if any amendment to the applicable energy regulatory framework is approved and any such amendment prevents the Issuer from keeping in full force and effect the power purchase agreement (the "PPA") entered in 2017 based on a wind power generator, or substantially changes the terms of such PPA, then the Issuer shall meet an adjusted sustainability performance target of 1. 24kg CO2e/pax (the "Fixed Adjusted ODS"), considering that, as a consequence of any such amendment, the Issuer would be unable to comply with the Sustainability Performance Target; and/or (ii) if any change  affects, either positively or negatively, the SPT value by at least 5%, the Issuer may recalculate its base year and/or the SPT in order to reflect any significant or structural change in the Issuer on a consolidated basis and/or any external parameter (e.g., any event that in the Issuer's judgment prevents or may prevent compliance with the Sustainability Performance Goal, or affects the Issuer's structure, the methodology for calculating the Sustainability Performance Goal or finds any material misstatement) (the "Adjusted Variable ODS" and, together with the Adjusted Fixed ODS, the "Adjusted ODS").

It is noted that the Adjusted ODS has not been evaluated by an independent third party. Any such modification or adjustment will be disclosed by the Issuer in its annual report filed with the CNBV.

REPORTING: The Issuer shall inform annually on the evolution of the Key Performance Indicator  ("KPI") and the Sustainability Performance Target ("SPT"), and shall place any updated information on its website http://www.oma.aero and/or shall otherwise publicly disclose it. The Issuer's annual report and sustainability performance report shall include:

•	a KPI performance report in connection with the established SPT;
•	a verification report describing the performance against the SPT, the related impact, and timing of such effects on the financial performance thereof;
•	current or potential factors that may limit or affect the selected KPI and SPT; and
•	any relevant information for the holders of the Certificados Bursátiles to monitor the progress of the SPT.

VERIFICATION: Within 6 (six) calendar months from the Sustainability Performance Target Observation Date, and solely for purposes of calculating, if applicable, the Adjusted Annual Gross Interest Rate, the Issuer shall seek independent verification of the performance level of the SPT for the established KPI by a qualified External Verifier with relevant experience, which shall be included in the Compliance Notice.

The annual performance against the SPT not verified by the External Verifier shall be published on the website http://www.oma.aero.

After the Sustainability Performance Target Observation Date, the Compliance Notice will be published on the Issuer's website.

PRINCIPAL REDEMPTION OF THE DEBT SECURITIES: A single payment in Mexican currency on the Maturity Date of the Debt Securities.  If the Maturity Date falls on a non-business day, such payment shall be made on immediately following Business Days. Redemption of the Debt Securities shall occur at par value through a wire transfer of funds, against surrender of the corresponding Certificate.

REDEMPTION DATES: The Debt Securities shall be redeemed in a single advance on the Maturity Date of the Debt Securities, provided that if any redemption date falls on a non-business day, such payment shall be made on the next Business Day.  Redemption of the Debt Securities shall be made at face value, by means of wire transfer of funds, upon surrender of the corresponding Security.

Redemption No.	Redemption Date	Outstanding balance of the Issue	Outstanding balance by Debt Security
1	March 22, 2029	$2,300,000,000.00	$100.00

On each redemption date, the outstanding unpaid balance of principal corresponding to each Debt Security shall be updated at six decimals.

The Common Agent shall inform Indeval and the Stock Exchange through SEDI, or through any other means provided by the latter, at least 2 (two) Business Days before the Maturity Date of the Debt Securities and shall also inform the amount of such redemption.

VOLUNTARY REDEMPTION IN ADVANCE OF THE DEBT SECURITIES: The Issuer shall have the right, but not the obligation, to a full or partial redemption of the Debt Security, in accordance with the following: (i) In the event the Issuer decides to redeem in advance the Debt Securities prior to December 22, 2028 (but excluding such date), then the Debt Securities shall be redeemed at the higher price from among the following (1)  100% of the amount of principal which is being redeemed in advance;  (2) the amount resulting from calculating this value of the amount of principal being redeemed in advance, and of the pending payments of interest which have been accrued in connection with such amount of principal in accordance with the provisions in Section “Payment of Interest Calendar” (excluding interest accrued and not paid with respect to the principal of the Debt Securities at the date of early redemption) calculated (A) if the early redemption date occurs prior to the Rate Adjustment Date, based on the Annual Gross Interest Rate through the Interest Period commencing on the Rate Adjustment Date and based on the Adjusted Annual Gross Interest Rate as of the Interest Period commencing on the Rate Adjustment Date, unless the Issuer has met the Sustainability Performance Goal prior to the Early Redemption Date and the Issuer has delivered to the Common Agent a Notice of Compliance together with the confirmation of the External Verifier by the Verifier's Confirmation Date, i.e., June 30, 2026, in which case it will be calculated based on the Annual Gross Interest Rate, or (B) if the early redemption date occurs after the Rate Adjustment Date, based on the Adjusted Annual Gross Interest Rate, unless the Issuer has met the Sustainability Performance Goal prior to the Rate Adjustment Date and the Issuer has delivered to the Common Agent a Notice of Compliance together with the confirmation of the External Verifier no later than the Verifier's Confirmation Date, i.e., June 30, 2026, then such outstanding principal and interest payments shall be calculated based on the Annual Gross Interest Rate, discounted at the MBono Rate, plus 15 (fifteen) base points (a) in the case of principal, based on the number of days between the early redemption date and the Maturity Date (based on  periods of 182 (one hundred and eighty-two) days and a year of 360 (three hundred and sixty) days, and (b) with respect to interest thereon, based on the number of days comprised between the early redemption date and each subsequent Interest Period, up to the Maturity Date (based on periods of 182 (one hundred and eighty-two) days and a year of 360 (three hundred and sixty) days ( together, the amount resulting from such calculation, the “Early Redemption Price”); (ii) in the event the Issuer decides to redeem the Debt Securities in advance subsequent to  December 22, 2028 (but including such date), then the Debt Securities subject to early redemption shall be sold at a price equal to the outstanding balance of principal of the Debt Securities.   In any event, in addition to the Early Redemption Price, the Issuer shall pay to the Holders interest accrued and not paid with respect to the principal of the Debt Securities, precisely on the early redemption date.  The Early Redemption Price shall in no event be less than 100% of the principal amount being redeemed in advance.

The Issuer shall inform the CNBV and the Stock Exchange, by such means as the latter may determine, and Indeval and the Common Agent in writing, at least 6 (six) Business Days prior to the redemption date, of its decision to enforce such right to redemption in advance of the Debt Securities. Notice in connection thereto to Indeval shall contain at least the following information: the date on which the early redemption is to take place, whether this is a full or partial redemption and, as applicable, the amount of principal to be paid and, if applicable, the par value or outstanding balance of the Debt Securities, and any other information required for collection of the Debt Securities; provided that early redemption shall be implemented through Indeval,  located at Paseo de la Reforma No. 255, 9o piso, Colonia Cuauhtémoc, Mexico City, via the electronic transfer system administered by Indeval. No premium shall be payable by the Issuer in the event of redemption in advance of the Debt Securities, in whole or in part.

The Common Agent shall, 2 (two) days prior to the early amortization date, calculate and publish through EMISNET the price at which the Debt Securities are going to be redeemed in advance, also advising the CNBV through the STIV-2 and Indeval with the same advance notice, in writing or by such means as they consider advisable.

If, once the notice to which the preceding paragraph refers has been delivered, the Issuer decides not to enforce its right with respect to the respective early amortization, the Issuer shall inform to the CNBV in connection thereto through the STIV-2, the Stock Exchange through SEDI,  Indeval and the Common Agent, in writing or by such means as they determine, with at least 2 (two) Business Days´ advance notice prior to the date on which it is planned to carry out the voluntary early amortization, and shall not be considered a default under this Security. Any expenses incurred by the Common Agent concerning such change shall be for the Issuer's account.  Likewise, suppose the Issuer fails to inform the CNBV, the Stock Exchange and Indeval in the terms of This paragraph. In that case, the Issuer shall be obliged to perform the early amortization as indicated in the immediately preceding paragraph.]

EVENTS OF ADVANCED MATURITY: If any of the following events occur (each one, an “Event of Advanced Maturity”), the Debt Securities shall become due and payable under the terms and conditions established below:

1.

Default of Payment of Interest when Due. If the Issuer or any of the Guarantors fail to pay when due any amount of interest, and such payment is not made within the 3 (three) Business Days following the date on which it shall have been made (except the last payment of the interest periods, which must be made in accordance with the dates for payment established, as applicable, in this Security). In this case, all amounts payable by the Issuer under the Debt Securities can be declared due and payable in advance, always providing at least 1 (one) Holder representing at least 10% (ten percent) of the current Debt Securities requests the Common Agent to convene a Holders‘ Meeting and resolve as applicable on the  advanced maturity of the Debt Securities and, therefore, declare the outstanding principal amount of the Debt Securities, interest accrued and not paid,  and all other amounts owed in connection with same immediately due and payable on demand. In the event there is no request by any Holder once 10 (ten) Business Days following that on which the event occurred have elapsed, the

Common Agent shall proceed to convene a Holders‘ Meeting to resolve with respect to the advanced maturity.

2.	Insolvency. If the Issuer or any of the Guarantors is declared insolvent, bankrupted or subject to similar proceedings or admits in writing its inability to pay its debts when due.
3.	Lack of Validity of the Debt Securities. If the Issuer or any of the Guarantors reject, claim, or challenge the validity or enforceability of the Debt Securities.
4.

Failure to deliver information. If the Issuer fails to deliver the financial and other information required by law or applicable regulation or is required by the CNBV and the Stock Exchange to comply with the delivery of information on securities recorded in the Securities Register, and such failure to comply is not rectified within 10 (ten) Business Days.

5.

Revocation or termination of the Concessions. If (a) the terms and conditions of the Concessions are modified in such a way as to limit or negatively and significantly affect the rights currently conferred by the Concessions on the Issuer, any of its Guarantors, or its subsidiaries,  (b) for any reason a government authority shall rescind, cancel or seize the facilities and operations of any airport operated by the Issuer or any of its Guarantors, always providing that such cancellation, rescission or seizure has been declared by a competent judicial authority under a resolution allowing no recourse whatsoever, or (c) any of the Concessions is revoked or terminated, always providing such revocation or termination has been declared by a competent judicial authority under a resolution allowing no recourse whatsoever.

6.

Default on other obligations. If (i) the Issuer or any of the Guarantors omit to pay when due (after any applicable grace period), any amount of principal payable with respect to any Material Debt, or  (ii) the early termination is declared of any Material Debt which obligates the Issuer or Guarantors to pay an amount higher than that of a Material Debt (or its equivalent in any other currency) before programmed maturity.

7.

Default under the Debt Securities. If the Issuer or any Guarantor fails to comply with any obligations – other than those of payment - in this Security, and such obligations are not rectified within 30 (thirty) calendar days following the Issuer's date had received written notice from the Common Agent describing such default.

8.

Judicial Resolutions. If any judicial resolution is issued (not subject to an appeal or any other proceeding) against the Issuer or any Guarantor which, individually or in the aggregate with any other similar resolution, exceeds the amount of US$20’000,000.00 (twenty million Dollars 00/100 Currency of the United States of America) (or its equivalent in other currencies) and such sentence is not complied with or guaranteed within 30 (thirty) calendar days following the date thereof.

If any of the events mentioned in points 2, 3 or 5(c) above occur, the Debt Securities shall be automatically become due and payable, without a need for notice of default, presentation, payment requirement, protest or notice of any nature, judicial or otherwise, the outstanding balance of the Debt Securities, interest accrued and not paid with respect thereto and all other amounts owed in connection therewith shall become immediately due and payable.

If any of the events mentioned in points 4, 5(a), 5(b), 6, 7 or 8 above occur  (and, as applicable, any grace periods under the Debt Securities have elapsed), the amounts payable by the Issuer under the Debt Securities can be declared due and payable in advance, if the Holders‘ Meeting resolves so, and the Issuer shall be declared in default as from the date such resolution of the Holders´ Meeting  is delivered, and the outstanding balance of the Debt Securities become due and payable on demand. In order to resolve any advanced maturity, the quorum and voting of the Holders‘ Meeting, at a first or subsequent call, shall be those indicated in paragraph f) of the “Authority, Rules to Convene and Quorum of the Holders‘ Meeting” section hereinbelow.

Once the advanced maturity of the Debt Securities has been declared as provided hereunder, the Common Agent shall inform the CNBV through the  STIV-2, Stock Exchange through the SEDI, and Indeval (in writing or by any means they determine), delivering evidence of such decision.

PLACE AND METHOD OF PAYMENT OF PRINCIPAL AND INTEREST: Interest accrued on, and principal of the Debt Securities shall be paid with Indeval, located at Paseo de la Reforma No. 255 3er piso, Colonia Cuauhtémoc, Alcaldía Cuauhtémoc, Mexico City, against surrender of this Security, or any other evidence issued for such purpose by Indeval, via electronic transfer.   The Issuer shall deliver to Indeval, before 1 pm, on the day such payments are due, the amount to be paid in accordance with the provisions of current Debt Securities.

In the event any payment of principal is not made in full on the Maturity Date or any date of payment, as provided in this Security, Indeval shall not be responsible for giving evidence with respect to such payment; nor shall it be obligated to provide same until such payment has been made in full.

TAX REGIME: Any interest to be paid under the Debt Securities are subject (i) for individuals and corporate entities residing in Mexico, for tax purposes, to the provisions of articles 54, 135, and others applicable of the current LISR (Income Tax Law), and (ii) for individuals and corporate entities residing abroad, for tax purposes,  to the provisions of articles  153, 166 and others applicable of the current Income Tax Law. The tax regime can be amended during the term of the Issue. Possible purchasers of the Debt Securities shall consult with their advisors on the tax consequences resulting from the purchase, holding, or sale of the Debt Securities, including applying rules concerning their specific situation. The tax regime of this Issue or investment in the Debt Securities has not been validated or verified by the corresponding tax authorities.

DEFAULT ON PAYMENT OF PRINCIPAL AND INTEREST; OTHER EVENTS OF ADVANCED MATURITY: In the event the Issuer fail to pay, when due, the principal of, and interest on the Debt Securities, or if an Event of Advanced Maturity arises, the Common Agent, without prejudice to the individual rights of the Holders, can exercise the corresponding action for collection, under the instructions resolved by the Holders´ Meeting.

INCREASE IN THE NUMBER OF DEBT SECURITIES AVAILABLE UNDER THIS ISSUANCE: Subject to market conditions, the Issuer shall be entitled to issue and offer Debt Securities (“Additional Debt Securities”) to the public in addition to the Debt Securities previously issued hereunder (the ”Original Debt Securities”), provided that  (i) Additional Debt Securities shall have the same ticker symbol assigned by the Stock Exchange, and (ii) they shall be ruled by the same terms and conditions as the Original Debt Securities (including, without limitation, Maturity Date, Gross Annual Interest Rate applicable to each Interest Period or the Adjusted Gross Annual Percentage Rate Interest Payment Date, par value or outstanding balance of principal, as applicable, of each Debt Security, delivery obligations, affirmative and negative covenants, and Events of Advanced Maturity). The Additional Debt Securities shall accrue interest as from the date of issuance thereof at the rate applicable to the Debt Securities, except if the date of issue of the Additional Debt Securities falls on a different day as the initial date of an Interest Period, or the date of issue of the Additional Debt Securities, in which case action shall be adopted as provided in paragraph (d) below.

After any purchase of Original Debt Securities or any issue of Additional Debt Securities, it shall be understood that the Holders have agreed to the issue of Additional Debt Securities. Therefore, the Issue and public offer of the Additional Debt Securities shall not require authorization by the Holders of the Debt Securities. Any issue of Additional Debt Securities  shall be subject to the following:

(a)

The Issuer may deliver and offer Additional Debt Securities to the public, always providing: (i) the classifications of the Debt Securities do not fall (whether as a consequence of an increase in the number of current Debt Securities or for any other reason), (ii) the Issuer is up to date in the compliance of its obligations in accordance with the Debt Securities provisions; and (iii) no Event of Maturity A exists or could exist (as a result of the delivery of the Additional Debt Securities). For purposes of the foregoing, the Issuer shall be obligated to deliver to the Common Agent, in writing, a compliance certificate with the provisions of this paragraph before delivery of the Additional Debt Securities.

(b)

The maximum amount of Additional Debt Securities which the Issuer may issue and offer to the public added to the number of the current issue(s) under the Program (including the Issue of the Original Debt Securities) cannot exceed the Total Authorized Amount of the Program.  The Additional Debt Securities shall have a preferential right for payment equivalent (pari passu) in all respects to the Original Debt Securities.

(c)

On the date of issue of the Additional Debt Securities, the Issuer shall change this Security representing the Original Debt Securities (deposited with Indeval) for a new Certificate covering the Original Debt Securities plus the Additional Debt Securities and deposit such Certificate with Indeval. Such Certificate shall contain solely such amendments as may be necessary to reflect  the Issue of the Additional Debt Securities, that is, (i) the total amount of the Issue, represented by the total amount of the Original Debt Securities plus the amount of the Additional Debt Securities, (ii) the total number of Debt Securities covered by this Security, which shall be equal to the number of Original Debt Securities plus the number of Additional Debt Securities, (iii) the date of issue of the Original Debt Securities  and the date of issue of the Additional Debt Securities and  (iv) the term of the Issue of the Original Debt Securities and of the Additional Debt Securities; the term of the latter shall be equal to the term existing between the date of issue of the Additional Debt Securities and the Date of Maturity of the Debt Securities, since the maturity date of this Security shall be the same Date of Maturity as that of the Original Debt Securities.

(d)

Any delivery of the Additional Debt Securities may take place on any Business Day. In the event the date of issue of the Additional Debt Securities is not the same as the initial date of a Debt Security Interest Period, the Additional Debt Securities shall be entitled to the interest corresponding to all the then-current Interest Period on the date of issue; provided that placement price of the Additional Debt Securities may reflect interest and/or return, as applicable, accrued or to be accrued during the whole  Interest Period of the current Original Debt Securities.

(e)	Neither the Issue of the Additional Debt Securities nor the increase in the amount of the current Original Debt Securities deriving therefrom shall represent a novation.
(f)

The Issuer can perform several issues of Additional Debt Securities over the issue of Original Debt Securities to which this Security refers, always providing that the Total Authorized Amount of the Program is not exceeded.

(g)	The Additional Debt Securities can be placed at a price other than their par value, depending on market conditions.
(h)

The Issuer shall carry out any applications before the competent authorities in connection with the issue of Additional Debt Securities, including an application for updating registration of the Debt Securities with the CNBV.

AUTHORITY, RULES TO CONVENE, GATHER, AND QUORUM FOR THE HOLDERS´ MEETINGS.

(a) The meetings of the Holders shall represent such Holders in the aggregate and shall be always governed by the provisions of this Security and of the LGTOC; any resolutions of the Holders´ Meeting shall be valid with respect to all the Holders, even those absent or dissident.

Likewise, the provisions of articles 220, last paragraph, and 223, section I, of the LGTOC shall be applicable to the Holders´ Meeting. The Holders‘ Meeting shall gather whenever convened by the Common Agent.

(b).- The  Holders´ Meeting shall meet whenever convened by the Common Agent.

(c). -  Holders who individually or jointly have at least 10% (ten percent) of the  current Debt Securities, may request the Common Agent to convene a general meeting of Holders, describing the items to be dealt with at the meeting. The Common Agent shall deliver the call for the meeting to be held within 1 (one) month from the date the request is received. In the event the Common Agent fails to comply with this obligation, a competent judge at the Issuer´s location shall, at the request of the petitioning Holders, deliver the call for the meeting.

(d)Any call for a Holders´ Meeting shall be published, at least once, in a newspaper of higher circulation in the domicile of the Issuer, at least 10 (ten) calendar days before the date on which the meeting is to be held.  The agenda to be dealt with at the meeting shall be included in the call.

(e)If the Holders‘ Meeting meet to discuss matters other than those listed in insert (f) below, and in order  to be considered legally installed at the first call, Holders shall be present at same who have, individually or jointly, at least half plus one of the  current Debt Securities, and its decisions shall be valid when adopted by half plus one of the Debt Securities present thereat.

If the Holders‘ Meeting meets at a second or subsequent call to deal with matters other than those indicated in insert (f) below, the quorum shall be any number of Debt Securities represented therein, and resolutions shall be valid when adopted by Holders representing half plus one of the Debt Securities represented at such meeting.

(f)In the following cases, the quorum at the first call shall be of Holders having, individually or jointly, 75% (seventy-five percent) of the current Debt Securities, and decisions shall be adopted by Holders representing, individually or jointly, half plus one of the Debt Securities present at such meeting:

(1)	If it is intended to revoke or replace the appointment of Common Agent or any other common agent; or
(2)

If it is intended to adopt a resolution for any modification to the terms and conditions of the Debt Securities, unless such modification is to (i) correct any omission or defect in the wording of this Security; (ii) correct or add any provision to  this Security which is contrary to the remaining provisions of same, and/or  (iii) to comply any requirement, condition or guideline contained in any applicable judgment, judicial resolution, or legal provision;  in which case the consent of the Holders shall not be required provided that, in such events, the Issuer, based on the instructions of the Common Agent, shall perform the respective exchange before Indeval, and also provided that it shall inform the following to Indeval in writing or by such means as the latter determines, with at least 6 (six) Business Days ‘advance notice before it is planned to carry out such change of this Security: (x) the date on which the corresponding change shall take place, and (y) any other amendments made to this Security, provided that the Common Agent shall confirm in writing that such changes do not limit or in any way affect the rights of the Holders, considering that they correspond to the provisions indicated in this insert (2). In connection with any purchase of the Debt Securities, it shall be understood that the Holders have agreed to the amendments to which sub-inserts (i), (ii) and (iii) above refer, without the obligation to hold a Holders ‘meeting; or

(3)	To grant extensions or grace periods to the Issuer concerning any payment of principal and interest under this Security;
(4)

To resolve on the acceptance (and resulting subscription) or rejection of the bankruptcy agreement proposal or veto of the agreement already executed in terms of article 161 Bis of the Commercial Bankruptcy Law; provided that only in this case can the Holders´ meeting know and authorize discharges contemplated in the respective bankruptcy agreement with the voting quorum established in the present insert (f) (except for this assumption, any release shall be exercised as an individual right or at a Holders´ meeting at which all the  current Debt Securities are represented and the respective resolution  is unanimously adopted) or

(5)	When it must be resolved whether the Advanced Maturity of the Debt Securities arising from a Causa de Venis shall be unanimously adopted), as established in this Security

(g) If the Holders´ meeting gathers at a second or later call to deal with the matters listed in insert (f) above, such meeting must be attended by Holders who, individually or jointly, have the equivalent to half plus one of the current Debt Securities, and resolutions shall be valid when adopted by Holders representing, individually or jointly, half plus one of the Debt Securities present thereat.

(h)In order to attend the Holders´ meetings, the Holders shall surrender the deposit receipts issued by Indeval and the list of holdings issued for such purpose by the corresponding financial broker, as applicable, with respect to the Debt Securities they hold, at the place named in the call to Holders´ meeting, at least on the Business Day prior to the date on which the Holders´ meeting is to be held. The Holders can be represented at the meeting by proxy, evidenced by means of a letter of proxy signed before two witnesses, or by any other means authorized by applicable law.

(i)Under no circumstances can Debt Securities which the Issuer or any person related thereto has purchased on the market be represented at the meeting. Therefore, they shall not be considered to install the meeting and reach the voting quorum at the Holders´ meeting provided in this Security.

(j)Minutes to be signed by the chairman and secretary shall be prepared for each meeting.  The list of attendance, signed by those attending and the tellers, shall be attached to the minutes.  The minutes and any other information and documents corresponding to the Holders´ meetings or the Common Agent, shall be retained by the latter and at any time may be consulted by the Holders, who shall have the right to request the Common Agent, at their own cost, certified copies of such documents.

(k)For purposes of calculation of the attendance quorum at the Holders´ meetings, the number of current Debt Securities shall be taken as a basis. The Holders´ meeting shall be presided over by the Common Agent, and the Holders shall be entitled to as many votes as correspond to them in proportion to the Debt Securities they have, considering one vote for each current Debt Security except as provided in insert (i) above.

(l) Notwithstanding the above, resolutions adopted outside a meeting by the unanimous vote of Holders that, individually or jointly, hold all the Debt Securities entitled to vote shall have, for all legal purposes, the same value as though adopted in a meeting, always providing resolutions are confirmed in writing to the Common Agent.

(m)Once the Holders´ meeting has been duly convened and gathered, the Holders cannot avoid the holding or continuation of same by withdrawing therefrom.  If Holders withdraw or fail to attend the continuation of a Holders´ meeting which has been suspended in the terms of this Security or the applicable law, it shall be considered that they refrain from casting their vote with respect to the matters dealt with at the corresponding meeting.

Nothing contained herein shall limit or affect any rights which the Holders could have, as applicable, pursuant to the provisions of article 223 of the LGTOC.

The Holders´ Meetings shall be held at the address of the Common Agent and, if not possible, at the place mentioned in the respective call.

CORPORATE PURPOSE OF THE ISSUER: The Issuer shall have the following purpose, among others:

(i)

To purchase shares, interest or participations in corporations of a private nature or corporations having State participation, whether as a founder or through the purchase of shares or participations in already established corporations, engaged in the management, operation, including the providing of complementary and commercial airport services, construction and/or operation of civil airports according to the Airport Law and its Regulations, and to participate in the capital stock of companies providing any kind of services, and to vote on the shares they hold when required, always refraining from blocking in the same sense, as provided by their bylaws, or, as instructed by the Board of Directors, the shareholders of the Issuer or any other person to whom this authority has been delegated in terms of its bylaws,  to sell, transfer or dispose of any of such shares or participations or other securities as permitted by law.

(ii)

To receive from other Mexican or foreign entities, corporations or individuals and provide to the corporations in which it has an interest or participation or to other entities, corporations or individuals, such services as may be required to carry out their corporate purpose including, without limitation, technical consultation services in the industrial, administrative, accounting, marketing or financial areas related to airport administration, operating, construction, finance and/or exploitation.

(iii)

To apply for and obtain, either directly or through its subsidiaries, concessions and permits  to engage in the administration, operation, construction and/or exploitation of airports, and to perform any other services for the exploitation of such airports,  and carry out any activity supporting and related to such purpose, including but not limited to any activity supporting and related to such purpose, including but not limited to any storage operation, and any other complementary service additional to those it performs and which directly benefit same, and to grant guarantees over such concessions and permits.

In addition, pursuant to the terms of the corresponding regulations and the respective concession certificate, the Issuer can receive, either directly or through its subsidiaries, income for any use of the infrastructure of the civil airport, for the formalization of service agreements which it provides directly, and for the commercial activities engaged by it.   The Corporation can also provide handling, storage, and custody of goods operations in Fiscal Precincts, always according to the provisions of the applicable law, after obtaining the required Concessions or authorizations for such purpose and, the Corporation may operate, coordinate, direct, supervise and/or carry out any loading, unloading, and handling of goods under the provisions of the applicable law.

DELIVERY OBLIGATIONS, AFFIRMATIVE AND NEGATIVE COVENANTS OF THE ISSUER AND THE GUARANTORS:

DELIVERY OBLIGATIONS OF THE ISSUER AND THE GUARANTORS: There shall be no delivery obligations of the Issuer and the Guarantors towards the Holders, other than those established in this Security, and hereinbelow.  Until the Debt Securities have been redeemed in full, the Issuer and the Guarantors shall have the following obligations:

(a) Payment of principal and interest thereon of the Debt Securities

To pay principal and interest of the Debt Securities, as provided in this Security.

(b) Deposit of principal and interest of the Debt Securities in Indeval

To deposit the amount of principal and interest thereon in the offices of Indeval before, 11:00 A.M. on the corresponding date of payment.

(c) Advanced maturity of the Debt Securities

To pay the outstanding balance of the Issue on demand and without the need for any requirement, should the Debt Securities become due and payable in advance.

(d) Prompt payment

To pay any obligation when due.

AFFIRMATIVE COVENANTS OF THE ISSUER AND THE GUARANTORS: There shall be no affirmative covenants of the Issuer and the Guarantors to the Holders, other than those established in this Security.  Until the Debt Securities have been redeemed in full, the Issuer and the Guarantors shall have the following obligations:

1. Disclosure and delivery of information

(a)

To disclose to the investing public, through the means established by applicable laws and on the dates indicated by the Sole Issuers´ Circular, a complete set of its financial statements at the close or each quarter and any other information it should disclose quarterly to the investing public under the Sole Issuers´ Circular, including, without limitation, a document reporting on the exposure of the Issuer to derivate financial instruments at the close of the previous quarter.

(b)

To disclose to the investing public, through the means established by applicable law and on the dates indicated by the Sole Issuers Circular, a complete set of the consolidated audited annual financial statements of the Issuer and any other information which it should disclose annually to the investing public under the Sole Issuers´ Circular.

(c)

To comply with all requirements for presentation or disclosure of information to which the Issuer is obligated according to the terms of the Stock Market Law, the Sole Issuers´ Circular  and any other applicable provisions.

(d)

To report to the Common Agent in writing, within the 5 (five) Business Days following any legal agent becoming aware of same, of any event representing, or which could represent, an Event of Advanced Maturity under this Security.

(e)

To deliver to the Common Agent within the first 10 (ten) Business Days of each quarter, a certification signed by a legal Agent indicating that the obligations listed in the “Affirmative Covenants of the Issuer and the Guarantors” of this Security have been complied with, and that as of the date of such certification none of the assumptions established in section “Negative Covenants of the Issuer and the Guarantors” of this Security has occurred and, in the event one of the assumptions provided in such section has occurred, to describe what the Issuer and/or the corresponding Guarantor is doing to correct same and how long this shall take.

2. Corporate existence, accounting, compliance with laws and contractual obligations; authorizations.

(a)	To preserve its legal existence and maintain itself as a going concern, except as permitted in points 2 and 3 of section “Negative Covenants”.
(b)	To maintain its accounting under the NIIF or any accounting principles or criteria which may in the future replace any of the NIIF under applicable standards.
(c)

To comply with and maintain, and ensure that the Guarantors comply with and maintain, the Government Authorizations and all the laws, regulations, orders, rules or requirements of any applicable government authority (including, in connection with the Government Authorizations, the airport law and regulations, the laws and regulations in the matter of communications and transport, the provisions issued by the Ministry of Communications and Transport and by the Directorate-General of Civil Aeronautics, social security, work, pensions and economic competence, together with Environmental laws and regulations, and all its obligations deriving from any contract, agreement, security or instrument to which it is a party, unless failure to comply with the foregoing does not adversely and materially  affect the operations or  the financial status of the  Issuer or of any of the Guarantors..

3. Destination of funds. To use the funds of the Issue for the purposes indicated in this Security.

4. Registration and listing. To maintain the registration of the Debt Securities in the National Securities Register and in the securities listing of the Stock Exchange.

5. Assets and insurance.

(a)

To maintain any assets required for carrying out its activities in good working condition, except for regular wear and tear, and to perform any repairs, replacements, and improvements to preserve such assets under a good working condition.

(b)	To purchase and maintain with recognized insurance companies, suitable insurance over their assets, or those used in the performance of its operations.

6. Fiscal obligations. The Issuer must comply with and be up to date, and ensure that the Guarantors comply and are up to date with, any payment of taxes, contributions, duties, fees and government charges applicable thereto, determined, imposed or claimed, except for the taxes, contributions, rights and government charges, (of whatever amount) the legality of which is pending due to being the object of a controversy with, or of deferment requested before, the competent fiscal authority, always providing that the Issuer (a) has filed the means of defense established by applicable fiscal  laws, (b) has established or maintains enough reserves if any, under applicable NIIF, in the event that the origin of the payment is declared lawful by enforceable judgment and (c) it has guaranteed any fiscal interest pursuant to the applicable tax provisions.

7.Labor obligations. The Issuer must comply with, and be informed about, and ensure that the Guarantors with, and be informed about payment of their labor obligations (i.e., contributions to the Mexican Social Security Institute, the National Fund for Workers´ Housing Institute, and the Savings for Retirement System, or any other similar contribution established by applicable laws and regulations, except for those labor obligations  (of whatever amount) the application or  determination of which is pending resolution due to being a matter of controversy with, or payment  deferral requested before, the competent authorities, always providing that the Issuer or, as applicable, the Guarantor (a) has filed in good faith the means of defense established by applicable legal provisions, (b) has established or maintain sufficient reserve funds, if applicable, in accordance with the NIIF, in case payment thereof is mandatory due an enforceable judicial order, and (c) the interests of the workers have been guaranteed according to the respective provisions, as applicable.

8. Payment priority (Pari Passu). The Issuer shall do whatever necessary so that its obligations under the Debt Securities represent direct unsecured obligations of the Issuer and that they have the same preference for payment, in the event of commercial bankruptcy, as any other direct unsecured obligations of the Issuer, except for the priorities established by operation of law.

9. Minimum Guaranty.  The Issuer and the Guarantors shall comply with a Minimum Guaranty and, should they fail to do so, the Issuer shall have the obligation, within the following 30 (thirty) Business Days following the date on which the annual consolidated audited financial statements of the Issuer become available, to start the applicable procedures before the corresponding authorities to include new Guarantors to comply with such Minimum Guaranty.

NEGATIVE COVENANTS OF THE ISSUER AND THE GUARANTORS: There shall be no Negative Covenants for the Issuer and the Guarantors before the Holders, except those established in this Security as follows.  Until the Debt Securities are fully redeemed, the Issuer and the Guarantors shall not:

1. Corporate purpose

Change or amend the basic purpose of the Issuer and the Guarantors, except for those corporate reorganizations, changes or amendments that do not adversely and materially affect the operations or the Issuer's financial position Guarantors.

2. Mergers, Spin-offs

Merge (or consolidate with any third party) or spin-off, or permit that the Guarantors merge, spin-off, dissolve or are liquidated, unless (i) the corporation or entity resulting from the merger or spin-off assumes the obligations of the Issuer and the Guarantors under the Debt Securities or that the Issuer or the Guarantors are the merging or spinning-off entity, (ii) due to such merger or spin-off no Cause of Early Maturity occurs or any other event which, due to time elapsed, notice or both, could become a Cause of Early Maturity as the result of such merger, spin-off or consolidation, and (iii) a legal opinion is delivered to the Common Agent, issued by a law firm of recognized standing, in a way that such transaction does not affect the terms and conditions of the Debt Securities.

3. Restrictions on the sale of shares

The Issuer and the Guarantors cannot perform any sale or any other transfer of their assets to any third party outside the regular course of their business unless (i) sale is made to comply with contractual commitments assumed before the issue of the Debt Securities, or  (ii) such sale does not imply a material adverse perform which affects the solvency of the Issuer and the Guarantors.

4.  Encumbrances

Create or permit that the Issuer or any of the Guarantors create, any Encumbrance or lien, unless (i) they are Permitted Encumbrances, or (ii) that simultaneously with any Encumbrance, the Issuer or the respective Guarantor secure at least with the same form and priority any of its obligations under the Debt Securities.

“Permitted Encumbrances”, means:

(i)

Encumbrances from any obligation of a fiscal or labor nature or imposed by law, always providing they have been impugned in good faith and with respect to which reserves, or any other provision have been created in accordance with the NIIF, as applicable.

(ii)	Deposits to secure the fulfillment of bids, commercial agreements, leasing, warranties, and other similar obligations, in each case, formalized in the regular course of business.

(iii)	Encumbrances created as the result of legal easements over the assets of the Issuer or its Subsidiaries.
(iv)	Encumbrances created prior to the Date of Issue of the Debt Securities.
(v)

Encumbrances over assets that exist before the Issuer or any of its Subsidiaries purchase any of them, or over the assets of a person who becomes a Subsidiary of the Issuer that exists before this occurs, always providing  (a) such Encumbrances had not been created exclusively because of such purchase transaction or that such person become as an asset of the Issuer as a Subsidiary of the Issuer, (b) such Encumbrances do not extend to other assets of the Issuer or those of any of its subsidiaries, and (c) such Encumbrances solely guarantee those obligations which were guaranteed on the date of their  acquisition or when such person becomes a Subsidiary of the Issuer, as applicable, and of the extensions, renewals or substitutions of such obligations which do not imply  an increase in the principal amount thereof; and

(vi)	Encumbrances other than those previously mentioned, always providing such encumbrances do not exceed, in part or in whole, at any time 20% (twenty percent) of the Total Consolidated Assets.”

5. Transactions with Related Parties.

Formalize operations with Related Parties (as such term is defined in the  LMV), except for operations in the regular course of business of the Issuer or any of the Guarantors and,  if applicable, these are formalized in an arms-length transaction and at least in similar terms as those which the Issuer or any of the Guarantors has obtained on engaging in a similar transaction with a non-related third party.

6. Transactions with Affiliates.

Formalize or permit the Issuer or any of the Guarantors to formalize operations with Affiliates, except for operations in the regular course of business and, if applicable, to execute same under conditions no less favorable for the Issuer or any of the Guarantors, as applicable than those it would obtain in a comparable operation in market terms with someone other than its Affiliate.

The preceding paragraph shall not apply in the following cases:

•	Any operation between the Issuer and the Guarantors, and
•

Any agreement, covenant or contract in force on the date of issue of the Debt Securities (including as an indication but not limited to, the Technical Assistance and Transfer of Technology Agreement), together with its additions, supplements, amendments or extensions made from time to time, always providing such materially and in aggregate, additions, supplements, modifications or extensions are not disadvantageous to  Issuer or the Guarantors, materially and in aggregate, with respect to the  conditions existing on the date of issue of the Debt Securities.

7. Payment of Dividends.

Pay dividends or make any distribution to its shareholders should a Cause of Early Maturity have occurred and continue.

COMMON AGENT: Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero, is hereby appointed as the Common Agent of the Holders of the Debt Securities, pursuant to the terms of article 64, section XIII, 68 and 69 of the LMV, and the Common Agent accepts the appointment and agrees to faithfully perform and comply with any obligations and powers derived therefrom.

The Common Agent should verify, through the information and documents provided thereto for such purpose, the compliance in time and form of the obligations of the Issuer and of the Guarantors provided in this Security (except for the accounting, fiscal, labor, and administrative obligations which are not directly related to the payment of the Debt Securities). For purposes of complying with such obligations, the Common Agent shall have the right to request the Issuer, the Guarantors, their external auditors, legal advisors, or those persons performing services to the Issuer in connection with the Debt Securities, any information, and documents as may be necessary for complying with the foregoing obligations. Additionally, the Issuer and the Guarantors agree to deliver such information and documents and to require their external auditors, legal advisors, or third-party providers to provide to the Common Agent the information and documents within the periods reasonably requested by the latter for the compliance of its duties, provided that the Common Agent shall inform the Holders with respect to the confidentially thereof, and shall maintain due reserve with respect thereto (always providing that it is not of a public nature).

The Common Agent can perform visits or audits of the Issuer annually, provided that, should the Common Agent so consider it convenient, it can perform such visits in different moments and frequently, always providing it has requested such visit or audit with at least 10 (ten) Business Days Advance notice.

The Common Agent shall request the Issuer to make immediate public knowledge, by means of a relevant event, any default on the obligations of this Security by the Issuer and the Guarantors of which it is aware.

Should the Issuer fail to disclose the relevant event within 2 (two) Business Days following the notice by the Common Agent, the latter shall have the obligation of immediately publishing such relevant event.

The Common Agent shall deliver information about the performance of its duties when so requested by the general meeting of Holders or at the time of completing its duties, when so requested by the general meeting of Holders.  In those events which such performance information implies specialized aspects which cannot be prepared by the Common Agent directly, or information in addition to that it should provide at the cost of the Holders, the Common Agent shall have the right to retain a third party to help in preparing the information.

In order to comply with the foregoing, the Common Agent can ask the general Holders´ meeting or, as applicable, the latter can retain the services (which the Issuer or the Holders shall pay fees) of a specialized firm to assist in the compliance of its obligations for revision established in this Security and in the applicable laws, subject to the responsibilities established by the Holders´ meeting in this respect, and as a result can rely on, act and/or refrain from acting based on the decisions of such experts as determined by the Holders´ meeting. Should the general Holders´ meeting fail to approve such retention, the Common Agent shall only respond for the activities for which it is solely responsible in terms of this Security and applicable legal provisions. The foregoing provided that, should the Holders´ meeting authorize retention of such third party expert, but the Common Agent fails to provide sufficient funds for such purpose, the provisions of article 281 of the Commercial Code and article 2577 of the Civil Code for the Federal District (now Mexico City)  and their correlative articles for the State of Mexico shall apply in connection with its status as mandatory in the terms of article 217 of the  LGTOC, provided that the Common Agent shall not be obligated to advance the amounts required for retention of such expert, and shall not be responsible for any delay in the retention process and/or the lack of funds therefor and/or because they are not provided thereto.

Neither the Common Agent nor any officer. director, agent, employee, subsidiary or agent thereof, shall be responsible for supervising compliance with the services retained such as external auditors, or consultants, fiscal advisors and lawyers, including any advisor retained for the B benefit of the Holders.

Likewise, the Common Agent shall have the powers and obligations considered in this Security. the LMV and in what is not provided for and/or applicable of the LGTOC, the Common Agent shall act in accordance with the instructions of the Holders´ meeting for the purposes of clarity, and the Common Agent shall not represent the Holders individually, but solely as a whole.

The Common Agent shall have, among others, the following rights, obligations, and authority.

To sign this Security according to the terms of the LMV.

To supervise compliance with the use of funds authorized by the CNBV.

To convene and preside over the general Holders´ meeting when the law so requires, when it is considered convenient and when required in accordance with this Security, and to execute its resolutions.

To sign, in the name of the Holders and based on the Holders´ meeting resolutions, when applicable, any documents or agreements to be signed with the Issuer when applicable.

To represent the Holders before the Issuer or any authority.

To perform any action as may be advisable to safeguard the rights of the Holders.

To calculate and inform through SEDI or by any other means determined by the Stock Exchange for such purpose, the interest rates of the Debt Securities and, if applicable, the Adjusted Gross Annual Percentage Rate, notices for payment of interest and the redemption of principal according to the Debt Securities, and to inform the foregoing in writing to the Issuer, to the CNBV through the STIV-2 and Indeval (or by such means as they determine), with at least 2 (two) Business Days in advance.

To act before the Issuer as an intermediary with respect to the Holders and perform any action or rights corresponding to the Holders for payment purposes to such Holders the related interest and redemptions.

Generally, to perform any action, authority and comply with any obligations under this Security, the LMV, the LGTOC, and sound stock exchange practices

Any action carried out by the Common Agent in the name or for the Holders' account, and according to the provisions of this Security or of applicable law, shall be mandatory and shall be considered as accepted by the Holders.

The Common Agent may be removed from its duties by resolution of the Holders´ meeting, provided that such removal shall be effective as from the date on which a succeeding common agent has been appointed, accepted, and ratified such appointment. The Holders can only appoint as common agents any brokerage firm or credit institution authorized under applicable current Mexican law, and cannot compete among them or be subsidiaries, affiliates or come, directly or indirectly, within the control group of any competitor of the Issuer and/or its subsidiaries or affiliates.

The Common Agent shall conclude its duties on the date on which the Debt Securities are paid  (including  interest outstanding and not paid and any other amounts due and payable), or on the date such Common Agent is replaced in accordance with the preceding paragraph.

The Common Agent shall have no obligation to incur in any expenses or pay any amount whatsoever from its own funds to implement any action or duty which should be performed by it; therefore, should any conflict arise originated by the authorities, by the Issuer or by any third party which prevents payment of any  interest or redemption as provided in this Security,  the Common Agent shall inform thereof to the Holders´ meeting, and, based on the resolution adopted by such meeting, the Common Agent may confer any powers and authority in favor of the person or persons instructed for such purpose by the Holders´ meeting, and, if applicable, request the Holders for a contribution of any funds to cover the fees of such appointed person(s).

The Common Agent shall only act or refrain from acting based on the information received without being obligated to verify its authenticity or integrity of such information. The Common Agent shall not be responsible in the event for fraudulent acts, negligence, willful misconduct or illegal actions including from the Issuer or individuals executing and signing the documents of the Issue. The Common Agent shall not be responsible in the event it has acted in good faith and strictly under applicable law, based on the information available or endeavoring to protect any interest of the Holders.

APPLICABLE LAW;  JURISDICTION: This Security of Debt Securities shall be governed and interpreted under the Laws of Mexico.  The Issuer, the Common Agent,  by purchasing the Debt Securities, submit themselves to the jurisdiction of the federal courts sitting in Mexico City, for any controversy related to the Debt Securities, hereby waiving any other jurisdiction which could correspond to them due to their respective domicile, present or future, or for any other reason.

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This Security consist of 30 pages and is signed by the Issuer, the Guarantors, and only as an evidence of acceptance of its duties, by the Common Agent, in the City of Mexico on March 31, 2022.

Issuer

Grupo Aeroportuario del Centro Norte, S.A.B. de C.V.

Ruffo Pérez Pliego del Castillo
Attorney-in-fact

Guarantors

Aeropuerto de Culiacán, S.A. de C.V.

Aeropuerto de Chihuahua, S.A. de C.V.

Aeropuerto de Monterrey, S.A. de C.V.

Ruffo Pérez Pliego del Castillo
Attorney-in-fact

Common Agent

As evidence of the appointment acceptance, the authority conferred upon and obligations assumed herein by the Common Agent of the Debt Securities

Monex Casa de Bolsa, S.A. de C.V., Monex Grupo Financiero

José Luis Urrera Sauceda
Attorney-in-fact